Exhibit 10.1

April 28, 2025

Ashley McEvoy

VIA ELECTRONIC DELIVERY

Subject: Offer of Employment

Dear Ashley:

Insulet Corporation (the “Company”) is pleased to offer you the full-time position of President and Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”), effective April 28, 2025 (your “Start Date”). We are very excited about your taking on this new role and look forward to your contributions to, and leadership of, the Company.

1. Position. Effective as of the Start Date, you will be appointed as President and CEO of the Company, reporting directly to the Board, and you will be appointed as a member of the Board as a Class III Director. You will be nominated for election to the Board with the other Class III Director nominees at the Company’s 2025 annual meeting of shareholders, and thereafter you will be nominated for reelection to the Board periodically during your service as President and CEO. This is a full-time exempt position, which means, among other things, that you are not eligible for overtime pay under applicable state or federal laws.

2. Principal Place of Employment. Your principal place of employment will be the Company’s headquarters in Acton, MA. Expenses associated with your travel between your personal residence in Pennsylvania and the Company’s headquarters will be reimbursed by the Company without any gross-up for associated personal income taxes. If, during your employment, you and the Company mutually agree that you will relocate your personal residence to the Boston, MA metropolitan area, then the Company will provide you with customary relocation benefits in accordance with its relocation policy for executives as in effect from time to time.

3. Annual Base Salary. Effective as of the Start Date, your annual base salary will be $1,150,000, paid in accordance with the Company’s normal payroll practices as in effect from time to time. Your annual base salary will be subject to periodic review by the compensation committee of the Board (the “Compensation Committee”).

4. Annual Cash Bonus. You will be eligible to participate in our annual bonus program with a target bonus opportunity, for each fiscal year, equal to 130% of your annual base salary. Your actual bonus payment (if any) for each fiscal year will be based on the level of achievement of performance goals relating to your individual performance and the Company’s performance, as established by the Compensation Committee. Your actual bonus (if any), for the Company’s fiscal year 2025 will be prorated to reflect the portion of the fiscal year 2025 during which you are employed as President and CEO. Payout of any annual bonus due to you under this program will be paid in accordance with the terms of the Company’s Annual Incentive Plan (or any successor plan), as in effect from time to time.

5. New Hire Awards.

a. You will be eligible for new hire equity awards with a total target grant date fair value of $15,000,000 (collectively, the “New Hire Awards”). The New Hire Awards represent (i) a prorated annual equity award opportunity for the Company’s fiscal year 2025 with a target aggregate grant date fair value of $10,000,000 and (ii) an employment inducement opportunity with a target aggregate grant date fair value of $5,000,000. The New Hire Awards will be granted on the third full trading day following the announcement of the Company’s earnings for the second quarter of 2025.

b. The award structure for the New Hire Awards will be as follows and the New Hire Awards will be subject to the terms of the Company 2017 Stock Option and Incentive Plan and the applicable award agreement thereunder:

i. 60% of your New Hire Awards will be in the form of performance-based restricted stock unit awards (“PSUs”) with the same vesting schedule, performance period (2025-2027), performance goals and other terms and conditions as the 2025 annual PSU awards previously granted to other executive officers of the Company and the provisions of Section 5(c) below.

ii. 20% of your New Hire Awards will be in the form of restricted stock units (“RSUs”), vesting one-third annually on each of the first three anniversaries of the grant date, subject to your continued employment through each vesting date, except as provided in the applicable award agreement which shall reflect the same terms and conditions as the 2025 annual RSU awards previously granted to the other executive officers of the Company and the provisions of Section 5(c) below.

iii. 20% of your New Hire Awards will be in the form of stock options (“Options”), vesting one-quarter annually on each of the first four anniversaries of the grant date, subject to your continued employment through each applicable vesting date except as provided in the applicable award agreement which shall reflect the same terms and conditions as the 2025 annual option awards previously granted to the other executive officers of the Company and the provisions of Section 5(c) below.

c. Upon the occurrence of a Terminating Event (as defined in the Severance Plan (as defined in Section 7 below), but with the addition to the Good Reason definition described in Section 7 below), subject to your execution and non-revocation of a general release of claims in favor of the Company in accordance with the terms of the Severance Plan, (i) a prorated portion of the PSUs granted to you as part of the New Hire Awards (with such proration calculated based on the portion of the performance period elapsed between the first day of the performance period and the date of the Terminating Event) will remain outstanding and eligible to vest at the end of the performance period based on the actual level of achievement of the applicable performance goals (or, if such Terminating Event occurs within two years following a change in control of the Company, the PSUs will immediately become fully vested (without proration) at the performance level specified in the applicable award agreement), (ii) any then-unvested RSUs or Options granted to you as part of the New Hire Awards will immediately become fully vested, and (iii) any vested Options granted to you as part of the New Hire Awards (including those that become vested pursuant to clause (ii)) will remain exercisable for one year following the Terminating Event (or, if earlier, until the end of the ten-year term). The timing of settlement of any PSUs and RSUs that become vested pursuant to this Section 5(c) shall be as set forth in the applicable award agreement.

6. Annual Equity Awards. You will be eligible to receive annual equity awards during your employment with the Company, commencing with the Company’s fiscal year 2026. With respect to the Company’s fiscal year 2026, the target grant date value of your annual equity awards will be (i) not less than $11,200,000 and (ii) granted in the form of 60% PSUs, 20% RSUs and 20% Options. Except as otherwise expressly provided in the immediately preceding sentence, the amount, form, terms and conditions of your annual equity awards shall be determined by the Compensation Committee, provided that such awards will be subject to the same terms and conditions as annual equity awards granted to other senior executives of the Company with respect to the applicable fiscal year (except that, for the avoidance of doubt, the Compensation Committee may determine that the mixture of different types of equity awards (e.g., PSUs, RSUs and Options) granted to you will be different than the mixture of such awards granted to other senior executives).

7. Severance. In your position as President and CEO, you will be eligible for severance and change in control benefits pursuant to, and subject to the terms of, the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”). For purposes of your participation in the Severance Plan and for purposes of the termination vesting provisions described above with respect to the New Hire Awards, “Good Reason” shall have the meaning given to such term in the Severance Plan and shall also include the Company’s material breach of this offer letter. For the avoidance of doubt, the “Good Reason Process” (as defined in the Severance Plan) shall remain applicable to any proposed resignation by you for Good Reason.

8. Benefits. You will be eligible to participate in the Company’s employee benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other senior executives of the Company as in effect from time to time. For a more detailed understanding of these employee benefits and the applicable eligibility requirements, please consult the summary plan descriptions for the programs.

9. Restrictive Covenants. Concurrently with entering into this offer letter and as a condition to your employment with the Company, you and the Company are entering into the Company Confidentiality, Non-Solicit, Non-Compete, and IP Assignment Agreement.

10. Compensation Recoupment Policy. You hereby acknowledge and agree that your compensation as President and Chief Executive Officer is subject to the Company’s Compensation Recoupment Policy, as in effect from time to time.

11. At-Will Employment; Governing Law. While we are hopeful and confident that our relationship will continue to be mutually rewarding, satisfactory and sustaining, this offer letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without notice. Similarly, nothing in this offer letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise provided in the Severance Plan and Sections 5(c) and 7 of this offer letter. Also, this offer letter constitutes our entire offer regarding the terms and conditions of your employment by the Company, and it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of this offer letter shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

It is with great pleasure that the entire Board congratulates you on your new position! We recognize that our success is the direct result of the contributions made by our dedicated and talented workforce and we look forward to your leadership of the Insulet team.

[Signature Page Follows.]

Best regards,

/s/ Timothy J. Scannell
Timothy J. Scannell
Chair,
Board of Directors

Accepted and Agreed:

/s/ Ashley McEvoy
Ashley McEvoy

[Signature Page to Offer Letter]